Exhibit 10.1

2400 Xenium Lane North, Plymouth, MN 55441 • (753)551-5000 • fax (763)551-5002 • www.christopherandbanks.com

May 29th, 2009

Rodney Carter

6504 Brantford Court

Plano, TX  75093

Dear Rodney,

We are very excited and pleased to offer you a position with Christopher & Banks Corporation as Executive Vice President, Chief Financial Officer. In your role as EVP, CFO will have responsibility over the Finance, IT, Real Estate & Construction, and the Supply Chain & Logistics Department. Your experience, background and knowledge of the business give us great confidence that you will make a valuable contribution to the growth of our organization.

The details of our offer are outlined below.

Starting Date:	We anticipate that you will assume your new responsibilities on or before June 22nd, 2009.

Reporting:	The position of Executive Vice President, Chief Financial Officer will report to Christopher & Banks President & CEO, Lorna Nagler.

Base Salary:

$18,269.23 paid on a bi-weekly basis in accordance with Company Policy (26 pay periods annually for an annual salary of $475,000.00). You will be eligible for a performance review and potential merit increase in Base Salary at the discretion of the Board or its Compensation Committee and the President/CEO in accordance with our annual performance appraisal process.

Incentive Compensation:

Annual Cash Bonus for Corporate Executives at the Executive Vice President level consists of an incentive tied to a predetermined performance metric which currently includes the Company’s Pre-Incentive Operating Income over a target and the Company’s Pre-Incentive Operating Cash Flow over a target. The maximum payout for your position is 100% of your base salary. You are being offered a guaranteed incentive payout for the current fiscal year ending February 27th, 2010 in the amount of $100,000.00 (Gross Amount). This guaranteed amount is not applicable in the event that the gross amount of your incentive achieved under the terms of the formal incentive Plan exceeds $100,000.00. The payment under the incentive Plan is contingent upon certain guidelines, including that you must be employed as of the date of payment. Other guidelines will be presented in the Plan document that you will receive upon acceptance of the offer. The pay out of this incentive is annually after the end of the fiscal year generally on or before May 15th.

Equity Compensation:	Non Qualified Stock Options:
• 40,000 shares will be granted to you and will vest in equal installments over five years starting one year from your date of hire
• 30,000 shares will be granted to you and will vest in equal installments over three years starting one year from your date of hire
• Your strike price on the Stock Options will be the stock price at the close of the business day on your first day of employment with Christopher & Banks Corporation

Restricted Stock (Time-Based):
• You will be granted 45,000 shares of Restricted Stock which will vest in equal installments over three years from your start date of employment

Restricted Stock (Performance-Based):
• You will also be granted an award of up to 30,000 shares (the “Maximum”) of Performance-Based Restricted Stock

•                  The performance criterion upon which the award is based is on the Company’s Operating Cash Flow for fiscal 2010; The Target represents the Operating Cash Flow target in the budget approved by the Company’s Board of Directors in February, 2009

•                  To receive an award of stock under this Agreement, the Company’s actual Operating Cash Flow (before bonuses) must reach or exceed the Target; The Maximum number of shares represents the number of shares to which you are entitled if actual results equal or exceed 150% of Target

•                  The number of shares that you will be awarded, if any, will be based upon a determination of our Operating Cash Flow following the audit of fiscal 2010 results; if we do not achieve Target, then no shares will be awarded and the Performance-Based Restricted Stock is forfeited.; if we meet or exceed Target, you will be notified as to the actual number of shares awarded

• Approximately one-third of any shares awarded will vest upon the determination that Target is met or exceeded and approximately on-third each on the second and third anniversary of the date of grant

All grants are subject to the terms of the Company’s 2005 Stock Incentive Plan (the “Plan”).

The tax treatment of the restricted stock to be awarded is dependent upon whether you make a timely election under section 83(b) of the Internal Revenue Code. The next period of grants of stock awards for which you may be eligible is anticipated to be April 2010.

Benefits:

You will be entitled to 23 days of Paid Time Off (PTO) each calendar year, prorated for your first year dependent on your start date as well as one floating holiday and customary Holidays observed by Christopher & Banks.

You will be eligible to participate in Christopher & Banks Corporation’s Benefit Programs. Please refer to the enclosed Benefit Summary. For further details, please contact Kipp Sassaman, Vice President of Human Resources, at 763-551-2814.

Relocation Assistance:

Christopher & Banks will provide you with relocation assistance to the Minneapolis area in accordance with and subject to the terms and conditions described in the attached Relocation Benefits & Process Package which details the relocation benefits and process provided by the Company for you. These benefits and the process are designed to provide reasonable, consistent, and cost-effective financial assistance and services for Christopher & Banks Associates who relocate at the request of the Company. Please see Exhibit 1 for a more detailed review and explanation of the relocation benefits and assistance available to you. This program is administered by Relocation Today based in Minnetonka, MN. Carol Helliwell from Relocation Today will contact you directly once we have received your signed offer letter to explain our relocation policy and assist you with your transfer.

Other Provisions:

As a condition of your ongoing employment with Christopher & Banks Corporation you will be required to sign and comply with various Company policy statements. Further, you should be aware that this does not constitute an Employment Agreement and your employment with Christopher & Banks Corporation is as an “at will” employee.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your current and prior employment that may affect your eligibility to be employed by our Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that this is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the

Company without the prior written consent of the President & CEO and/or the Company’s Board of Directors.

This offer is also expressly contingent on your, prior to your first day of employment, entering into a non-compete agreement with the Company. The non-compete agreement will be provided to you shortly and will include among other provisions confidentiality, non-solicitation and non-compete obligations.

Rodney, we are very pleased to extend this employment offer and are excited about the opportunity it represents for you and for Christopher & Banks Corporation. We look forward to the contributions you can make to the future growth and success of our company and offer you a warm welcome.

To indicate your acceptance of the Company’s offer please sign and date in the space indicated below and return to my attention.

Sincerely,

/s/ Lorna Nagler

Lorna Nagler

President/CEO

Christopher & Banks Corporation

I agree to the terms and expectations expressed above and accept the position offered by Christopher & Banks Corporation and affirm that I am not bound by any non-compete agreement or similar restriction that would prevent me from either accepting or performing the duties or responsibilities of the position I am being offered.

/s/ Rodney Carter
Rodney Carter
Date:	June 1, 2009

cc: Personnel File - c/o Kipp Sassaman, Human Resources

EXHIBIT 1

RELOCATION BENEFITS and PROCESS

Prepared Exclusively for Rodney Carter

Scope	• Relocating existing and new hire employees of Christopher & Banks at VP level and above.
Time Frame

•                  All expenses must be submitted within one year from the employee’s effective date in their new position for homeowners and six months for renters.

•                  No expenses will be paid until the employee has executed the Relocation Payback Agreement.

City Tours	• Employee tour of the destination location coordinated by Relocation Today.
Relocation Package	• Destination city packets that give an initial glance at information about your new city.
Miscellaneous Allowance	• An amount equal to $15,000 to be used for expenses not otherwise covered. This amount is fully taxed and not grossed-up.
Travel	• Travel related to relocation must be tracked separately from business travel. You may book on your own and submit for reimbursement or utilize company’s corporate travel.
Trip to Start Work	• One way trip to new location for employee only to begin new assignment.
Lease Break	• Amount equivalent to two month’s rent for lease break fee if rental is your primary residence.
Home Listing and Marketing Assistance

•                  An offering managed by Relocation Today that provides advocacy, experience and professionalism in selling your current residence. Must be utilized when part of the Buyer Value Option (BVO) home sale program.

•                  Thorough market analysis and regular reporting will be provided.

Loss on Sale	• In the event an employee’s home is now worth less than original purchase price, a loss on sale payment will apply within guidelines.
Home Sale Buyer Value Option (BVO) Program

•                  Buyer Value Option program (BVO). Christopher & Banks will purchase the employee’s home when the employee has secured a willing and able buyer. See policy body for restrictions and guidelines.

•                  All normal and customary closing costs will be covered directly through the program.

Home Finding Trip

•                  Two trips for Employee and spouse or live-in partner not to exceed 5 nights total.

•                  Pre-qualification or Pre-approval must be obtained for home buyers before utilizing this benefit to ensure trip is as productive as possible.

•                  Childcare expenses up to $100 per day based on actual cost while parents/guardians are on home finding trip.

Distance less than 150 miles :

•                  Travel by privately owned vehicle (submit for mileage, not gasoline), tolls, parking fees

•                  Lodging up to 5 nights total. Must be reasonable and within business travel guidelines.

•                  Meals at a flat per diem of $35/day per adult

Distance greater than 150 miles:

•                  Airport parking/Hotel parking

•                  Lodging up to 5 nights total. Must be reasonable and within business travel guidelines.

•                  Meals at a flat per diem of $35/day per adult

•                  Auto rental (mid-size) and gas

Mortgage Assistance	• Partner lenders can provide you with many benefits including loan pre-qualification and direct coverage of closing costs when securing financing on a new home.
Rental Assistance	• Personal, customized service that assists renting employees secure a new home. • Non-refundable deposits and application fees not to exceed $500 if rental will be your primary permanent residence.
Temporary Housing	• Up to 180 days with limitations.
Return Trips	• Up to two trips per month of temporary living. Distance must exceed 150 miles in order to travel by commercial air. Employee only. See travel requirements in body of policy.
Expense Tracking	• Accurate and timely audit, reimbursement, tracking and gross-up of all relocation expenses. • All relocation expenses are submitted to your Relocation Today account manager.
Moving your Household Goods

•                  Packing, loading, transporting, and unloading through a professional household carrier. Exclusions apply.

•                  Full Replacement valuation up to $100,000.

•                  Two automobiles can be shipped in uncovered car carrier if moving over 500 miles.

•                  Storage up to 30 days. Limitations apply.

New Home Closing Costs

•                  Standard and customary closing costs for the area including prudent and customary inspections. Maximum amount is 2% of loan amount (including loan origination fee).

•                  Up to a 1% loan origination fee. Loan origination fee is not grossed-up.

Final Move

•                  Meal per diem of $35/day per adult, $15/day for children 12 and under for days traveled including arrival day in new location. Receipts must be provided.

•                  Mileage at current rate for up to 2 vehicles.

•                  One night lodging in old location for night of moving van loading.

•                  One night’s lodging for each 500 miles driven.

•                  Lodging in approved hotel at new location for up to 7 days if waiting for delivery of household goods and temporary living maximum has not been utilized.

Tax Assistance	• Yes